                                                                Exhibit 10.1(m)

                            STOCK PURCHASE AGREEMENT

            This STOCK PURCHASE AGREEMENT is made and entered into as of this ___ day of December, 1995, by and between Stephen Adams or his designated assignee ("Purchaser"), and The Mentus Group, Inc., a Delaware corporation (the "Company" or "Mentus").

R E C I T A L S:

            Purchaser and the Company have engaged in negotiations concerning the purchase by Purchaser of common stock of the Company, and, to memorialize the results of those negotiations, Purchaser desires to purchase from the Company, and the Company desires to sell to Purchaser, Eleven Thousand Forty-two (11,042) shares of common stock of the Company ("Common Stock") on the terms and conditions set forth below.

A G R E E M E N T:

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

            1. Subscription to Purchase. Purchaser hereby agrees to purchase from the Company, and the Company hereby agree to sell and issue to Purchaser, Eleven Thousand Forty-two (11,042) shares of Common Stock (the "Adams Shares").

            2. Purchase Price; Payment. The purchase price ("Purchase Price") for the Common Stock being purchased by Purchaser hereunder is One Million Dollars ($1,000,000.00), or Ninety Dollars and Fifty-six Cents ($90.56) per share. The Purchase Price is payable as follows:

            (a) Five Hundred Thousand Dollars ($500,000.00) by cash, cashier's check or wired funds upon execution of this Agreement (the "Initial Payment"); and

            (b) Five Hundred Thousand Dollars ($500,000.00) on February 15,
1996.

As soon as practicable following the Company's receipt of the Initial Payment, the Company shall cause to be issued to Purchaser a stock certificate representing the Adams Shares.

            3. Registration Rights. Purchaser shall have the right with respect to all shares of Common Stock purchased hereunder to participate in any registration of Common Stock of the Company, to the extent and on terms and conditions set forth in the Registration Rights Agreement executed by the parties concurrently with this Agreement.

            4. Purchaser Sophistication; Access to Information. Purchaser's acquisition of the Adams Shares is the result of negotiations between the parties. By executing this Stock Purchase Agreement, Purchaser acknowledges that
(i) Purchaser has been provided with or has had full and complete access and opportunity to obtain all available information concerning the Company and its business, and all other items deemed relevant by Purchaser, to evaluate the merits and risks of an investment in the Common Stock and (ii) Purchaser has had an opportunity to ask questions of, and receive satisfactory answers from, the Company concerning the Common

Stock, the Company and the transactions contemplated hereby. Any questions raised by Purchaser concerning the Common Stock, the Company, and the transactions contemplated hereby have been answered to the satisfaction of Purchaser. Purchaser or Purchaser's representatives are knowledgeable and experienced in financial and business matters and are in a position to make an informed investment decision concerning an investment in the Common Stock. Consequently, Purchaser has reached its own conclusions as to the viability of the business contemplated by the Company.

            5. Representations and Warranties. Purchaser hereby represents and warrants to the Company that:

                  (a) Purchaser is purchasing for Purchaser's own account, for investment, and not for resale or distribution, is aware that no public market exists for the resale of the Common Stock, is aware that the Common Stock has not been registered under the Securities Act of 1933, as amended (the "Act"), and thus cannot be resold unless they are registered under the Act or unless an exemption from registration is available, and is aware of the restrictions imposed on further distribution of the Common Stock including the limitations and applicability of Securities and Exchange Commission Rule 144 and including the restrictive legend to be placed thereon and stop transfer orders to which it will be subject.

                  (b) Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Act, as amended.

                  (c) Purchaser understands the terms and conditions of the this Agreement, has investigated all issues to Purchaser's satisfaction, has consulted with such of Purchaser's own legal counsel or other advisors as Purchaser deems necessary, and is not relying, and has not relied, on the Company for an explanation of the terms or conditions of this Agreement or the risks associated with an investment in the Common Stock.

                  The representations, warranties and covenants of Purchaser contained herein shall survive the issuance of the Common Stock by the Company to Purchaser. Purchaser hereby agrees to indemnify and hold harmless the Company and its officers, directors, employees and agents from and against any and all loss, damage or liability due to or arising out of a breach of any representation, warranty or covenant of Purchaser. Notwithstanding any of the representations, warranties and covenants made herein by Purchaser, Purchaser does not thereby or in any other manner waive any rights granted to Purchaser under applicable securities laws, except to the extent permissible thereunder.

            6. Legends; "Stop Transfer" Instructions.

                  (a) The certificate representing any shares of the Company's Common Stock sold pursuant to this Agreement shall bear the following legend:

                        "The shares represented by this certificate are subject to the restrictions stated in (and are transferable only upon compliance with) the Stock Purchase Agreement, dated December ___, 1995. The shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or other securities laws. They are "restricted securities" within the meaning of SEC Rule
144. The shares may not be sold or otherwise transferred except pursuant to an effective registration statement under the Act and such laws or pursuant to an exemption from registration under the Act and such laws, the availability of which is to be established to the satisfaction of the Company."

                  (b) In addition, in accordance with Section 156 of the Delaware General Corporation Law, until such time as the full amount of the Purchase Price is paid, the certificate requesting the Adams Shares shall bear a legend indicating that the shares are not fully paid, and setting forth the amount to be paid thereon.

                  (c) The Company may place "stop transfer" instructions against the Adams Shares. Purchaser acknowledges by entering into this Agreement that the Company has informed Purchaser of the intention to issue such instructions.

            7. Restrictions on Transfers of Common Stock. Purchaser shall not transfer any shares of the Company's Common Stock unless and until he has first given written notice to the Company describing briefly the manner and nature of the transfer and until:

                  (a) A registration statement filed by the Company with respect to the Common Stock is declared effective; or

                  (b) The Company and Purchaser shall have complied with SEC Rule 144; or

                  (c) Purchaser presents the Company with a "no-action" letter, satisfactory to the Company, from the SEC with respect to the proposed transfer; or

                  (d) The Company has received opinions from Purchaser's counsel, in form and substance satisfactory to the Company that such transfer can be made without compliance with the registration provisions of the Act or other securities laws, and has received such certifications and agreements from Purchaser and any prospective transferee as the Company deems appropriate under the circumstances.

            8. Put Option. The parties acknowledge that they currently are in negotiations for the acquisition by Purchaser or an affiliated entity of Purchaser of exclusive rights to own and operate American Consumer Service Network ("ACSN") locations in certain designated market areas. In the event that the Company and Purchaser and/or an affiliated entity or entities of Purchaser do not enter into a definitive agreement in connection with the foregoing by May 31, 1996 (the "Target Date"), Purchaser shall have an option (the "Put Option"), exercisable for a period ending 30 days after the Target Date, to sell to the Company all, but not less than all, of the Adams Shares. The purchase price payable by the Company upon the exercise of the Put Option shall be One Million Dollars ($1,000,000), or $90.56 per share (the "Put Option Purchase Price"). In the event Purchaser elects to exercise the Put Option, Purchaser shall so notify the Company in writing on or before the date of termination of this Put Option. Upon such notice, the Company and Purchaser shall determine a mutually satisfactory closing date, in no event later than 90 days from the date of exercise, at which time and place the Adams Shares shall be transferred to the Company and the Company shall pay the full amount of the Put Option Purchase Price as set forth herein. If the full amount of the Put Option Purchase Price is not paid when due, any unpaid amount thereof shall bear interest at twelve percent (12%) per annum until paid.

            9. Construction and Binding Effect. As used herein, any gender shall include any other gender, singular shall include the plural and the plural shall include the singular, as appropriate to the context thereof. This Agreement shall inure to the benefit of, and be enforceable by and against, the Company and shall be binding upon the Company and its successors and assigns.

            10. No Broker. Purchaser and the Company represent and warrant to each other that no person has acted in the capacity of broker or finder on its behalf to bring about the negotiation or consummation of this Agreement. Each party (the "Indemnifying Party") shall indemnify and hold harmless each other party against every claim or liability asserted against any other party by any person acting or claiming to act as a broker or finder on behalf of the Indemnifying Party.

            11. Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person or sent by registered mail, postage prepaid, addressed to the appropriate party as follows:

            In the case of Purchaser:

                  Stephen Adams
                  c/o Affinity Group, Inc.
                  2575 Vista Del Mar Drive
                  Ventura, CA  93001

            In the case of the Company:

                  The Mentus Group, Inc.
                  Cabriole Center
                  9531 W. 78th Street
                  Minneapolis, Minnesota 55344

or such substituted address as any party (or other party to whom a copy is to be sent) shall have given notice to the other in writing. Purchaser acknowledges that the address set forth above shall be the address of Purchaser on the Corporation's shareholder records.

            12. Amendment. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed in the same manner as this Agreement and making specific reference hereto.

            13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one instrument.

            14. Severability. If any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

            15. Waivers. The parties may, solely by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracy in any of the representations contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with, or modify, any covenant or condition contained in this Agreement, and (d) waive or modify performance of any of the obligations of any of the parties hereto; provided, that no such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or an estoppel with respect to, any subsequent or other matter or failure.

            16. Headings. The headings of the Sections of this Agreement are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties.

            17. Attorney's Fees. If litigation is instituted between the parties over a dispute arising directly or indirectly out of this Agreement, the losing party shall pay the prevailing party's reasonable attorney's and other professional fees and expenses in all courts (which fees and expenses shall be fixed by the court sitting without a jury).

            18. Entire Agreement; Law Governing. All prior negotiations and agreements between the parties hereto are superseded by this Agreement, and there is no representation, warranty, understanding or agreement other than those expressly set forth herein. This Agreement shall be governed by and construed and interpreted according to the laws of the State of Delaware. Each party hereby irrevocably submits to the process, jurisdiction, and venue of the courts of the

State of Minnesota, Hennepin County, and to the process, jurisdiction and venue of the United States District Court of Minnesota, for purposes of suit, action or other proceedings arising out of or relating to this Agreement or the subject matter hereof.

            19. Further Assurances. After the Closing, each of the parties hereto shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and documents and take such action as may be necessary or advisable to carry out its obligations under this Agreement and under any document, agreement, certificate or other instrument delivered pursuant hereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.


"PURCHASER"                               "MENTUS"



                                          The Mentus Group, Inc., a Delaware
Stephen Adams                             corporation



                                          By:_______________________________
                                          Its:______________________________



                                          Attest:__________________________